Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-184395, 333-187665, 333-194934, 333-203004, 333-210330, 333-216834, 333-223656, 333-226907) and Form S-3 (No. 333-218426) of Workday, Inc. of our report dated April 25, 2018, except for the effects of the reverse stock split discussed in Note 19 to the consolidated financial statements, as to which the date is May 25, 2018 relating to the financial statements of Adaptive Insights, Inc., which appears in this Current Report on Form 8‑K/A.

/s/ PricewaterhouseCoopers LLP

San Jose, California
October 15, 2018